Evoqua Water Technologies
Pro Forma Condensed Consolidated Financial Information
(Unaudited)

On April 9, 2018, WTG Holdings Coöperatief U.A. (“WTG”), a wholly-owned subsidiary of Evoqua Water Technologies Corp. (the “Company”), completed the sale of 100% of the corporate capital of Evoqua Water Technologies S.r.l., which includes the Company’s former operations in Italy (the “Transaction”), to Giotto Water S.r.l. (“Giotto”). The aggregate purchase price paid in cash by Giotto in the Transaction was €350,000, subject to certain earn-out adjustments to be paid by Giotto in connection with the realization of specified tax benefits relating to previous years.
The Transaction constituted a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. The Transaction does not qualify as discontinued operations as it does not represent a strategic shift that will have a major impact on the Company's operations or financial results.
The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2017, gives effect to the Transaction as if the disposition occurred on December 31, 2017. The accompanying unaudited condensed consolidated statements of income for year ended September 30, 2017 and for the three months ended December 31, 2017, give effect to the Transaction as if the disposition had occurred on October 1, 2016. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this report on Form 8-K.
The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the Transaction, factually supportable, and with respect to the unaudited pro forma condensed consolidated statements of income, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. Pro forma adjustments do not include allocations of corporate costs, as those are not directly attributable to the Transaction. In addition, the unaudited pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma financial information is not necessarily indicative of what the financial position or income statement results would have actually been had the Transaction occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of our future consolidated financial performance and income statement results.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with Evoqua’s historical audited consolidated financial statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2017, and Quarterly Report on Form 10-Q as of and for the three months ended December 31, 2017.

Evoqua Water Technologies Corp.
Proforma Condensed Consolidated Balance Sheet
(Unaudited)

	December 31, 2017
ASSETS	Historical	Pro Forma Adjustments		Pro Forma
	(in thousands)
Current assets	$520,436	($2,612)		$517,824
Cash and cash equivalents	80,250	(1,617)	(a)	78,633
Receivables, net	226,719	(143)	(b)	226,576
Inventories, net	128,306	—		128,306
Cost and earnings in excess of billings on uncompleted contracts	65,038	(417)	(b)	64,621
Prepaid and other current assets	19,287	(435)	(b)	18,852
Income tax receivable	836	—		836
Property, plant, and equipment, net	281,507	(324)	(b)(f)	281,183
Goodwill	320,927	(84)	(b)	320,843
Intangible assets, net	329,568	—		329,568
Deferred income taxes	2,968	—		2,968
Other non‑current assets	23,503	(217)	(b)	23,286
Total assets	$1,478,909	($3,237)		$1,475,672

LIABILITIES AND EQUITY
Current liabilities	$263,746	($2,033)		$261,713
Accounts payable	114,489	(80)	(b)	114,409
Current portion of debt	11,033	—		11,033
Billings in excess of costs incurred on uncompleted contract	36,511	—		36,511
Product warranties	9,807	(621)	(b)	9,186
Accrued expenses and other liabilities	88,793	(1,332)	(b)	87,461
Income tax payable	3,113	—		3,113
Non‑current liabilities	862,441	(21)		862,420
Long‑term debt	777,900	—		777,900
Product warranties	6,497	—		6,497
Other non‑current liabilities	68,884	(21)	(b)	68,863
Deferred income taxes	9,160	—		9,160
Total liabilities	1,126,187	(2,054)		1,124,133
Commitments and contingencies
Shareholders’ equity
Total Evoqua Water Technologies Corp. equity	347,377	(1,183)	(b)	346,194
Non‑controlling interest	5,345	—		5,345
Total shareholders’ equity	352,722	(1,183)		351,539
Total liabilities and shareholders’ equity	$1,478,909	$(3,237)		$1,475,672

Evoqua Water Technologies Corp.
Pro Forma Condensed Consolidated Statements of Operations
(unaudited)

	Year Ended September 30, 2017
	Historical	Pro Forma Adjustments (d)		Pro Forma
	(In thousands, except per share data)
Revenue from product sales	$674,997	$(1,149)		$673,848
Revenue from services	572,427	—		572,427
	1,247,424	(1,149)		1,246,275
				—
Cost of product sales	(445,890)	1,152		(444,738)
Cost of services	(401,783)			(401,783)
	(847,673)	1,152		(846,521)
				—
Gross Profit	399,751	3		399,754
				—
General and administrative expense	(169,617)	610		(169,007)
Sales and marketing expense	(142,441)	340		(142,101)
Research and development expense	(19,990)	—		(19,990)
Other operating income	2,361	1,242	(e)	3,603
Other operating expense	(860)	—		(860)
Interest expense	(55,377)	(89)		(55,466)
Income before income taxes	13,827	2,105		15,932
Income expense benefit	(7,417)	(58)		(7,475)
Net income	6,410	2,047		8,457
Net income attributable to noncontrolling interest	4,247	—		4,247
Net income attributable to Evoqua Water Technologies Corp.	$2,163	$2,047		$4,210

Basic (loss) earnings per common share	$0.02	$0.02		$ 0.04
Diluted (loss) earnings per common share	$0.02	$0.02		$ 0.04

Evoqua Water Technologies Corp.
Pro Forma Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31, 2017
	Historical	Pro Forma Adjustments (d)		Pro Forma
	(in thousands, except per share data)
Revenue from product sales and services	$297,051	($148)		$296,903

Cost of product sales and services	(208,672)	(741)		(209,413)

Gross Profit	88,379	(889)		87,490
General and administrative expense	(39,064)	90		(38,974)
Sales and marketing expense	(34,241)	75		(34,166)
Research and development expense	(4,653)	—		(4,653)
Other operating expense	(593)	60	(e)	(533)
Interest expense	(17,243)	(17)		(17,260)
Loss before income taxes	(7,415)	(680)		(8,095)
Income tax benefit	4,410	—		4,410
Net loss	(3,005)	(680)		(3,685)
Net income attributable to non‑controlling interest	708	—		708
Net loss attributable to Evoqua Water Technologies Corp.	($3,713)	($680)		($4,393)
Basic (loss) earnings per common share	($0.03)	($0.01)		($0.04)
Diluted (loss) earnings per common share	($0.03)	($0.01)		($0.04)

Evoqua Water Technologies
Notes to the Pro Forma Condensed Consolidated Financial Information
(Unaudited)

Note 1 - Basis of Presentation

The unaudited pro forma condensed consolidated financial statements give effect to the pro forma adjustments necessary to reflect the Italy disposition as if the transaction had occurred as of October 1, 2016, in the unaudited pro forma statements of operations for the three months ended December 31, 2017, and for the year ended September 30, 2017 and on December 31, 2017, in the unaudited pro forma balance sheet.

Note 2 - Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements represent the following adjustments:

(a) To adjust cash and cash equivalents for the receipt of cash proceed from the Italy disposition of $430 (350 euro).
(b) To eliminate assets and liabilities as of December 31, 2017 related to the assets sold.
(c) To adjust shareholder's equity, which amount is primarily related to the accumulated retained losses in addition to the insignificant estimated gain on sale from the Italy disposition that would have been recorded on December 31, 2017.
(d) To eliminate revenues and expenses, including the impact, related to the operations of the assets sold for the three months ended December 31, 2017 and the year ended September 30, 2017.
(e) Included within Other operating income during the year ended September 30, 2017, and the three months ended December 31, 2017, were impairment charges related to Italy's building and intangible assets. The gain directly attributable to the Italy disposition is not expected to have a continuing impact on the Company's operations, and therefore, is not reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2017 and the three months ended December 31, 2017.
(f) Italy's building and land were sold in separate transactions to other parties prior to the Italy disposition.